INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND DECLARED EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THAT A FINAL PROSPECTUS SUPPLEMENT IS DELIVERED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
              PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 3, 1998 PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 21, 1995)
                                 $1,000,000,000
                         HOUSEHOLD FINANCE CORPORATION
                   $               % NOTES DUE JUNE    , 2008
            $                FLOATING RATE NOTES DUE JUNE    , 2005
                            ------------------------
     The $               % Notes due June   , 2008 (the "Fixed Rate Notes") and
the $          Floating Rate Notes due June   , 2005 (the "Floating Rate Notes"
and, together with the Fixed Rate Notes, the "Notes") are being offered by Household Finance Corporation ("HFC" or the "Company"). Interest on the Fixed
Rate Notes is payable semi-annually in arrears on June   and December   of each
year beginning December   , 1998. Interest on the Floating Rate Notes is payable
quarterly on March   , June   , September   and December   of each year
beginning September   , 1998. The interest rate for the Floating Rate Notes in
effect for the Floating Rate Interest Period (as defined herein) commencing on each Interest Reset Date (as defined herein) will be LIBOR (as defined herein)
plus      %. The Notes may not be redeemed by the Company prior to maturity, except as described herein under certain circumstances relating to the obligation to pay Additional Amounts (as defined herein), and are not entitled to any mandatory redemption or sinking fund payments. See "Description of Notes" herein and "Description of Debt Securities" in the accompanying Prospectus.
                                                        (continued on next page)
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================================
                                              INITIAL PUBLIC             UNDERWRITING               PROCEEDS TO
                                             OFFERING PRICE(1)            DISCOUNT(2)              COMPANY(1)(3)
----------------------------------------------------------------------------------------------------------------------
Per Fixed Rate Note....................              %                         %                         %
----------------------------------------------------------------------------------------------------------------------
Total..................................              $                         $                         $
----------------------------------------------------------------------------------------------------------------------
Per Floating Rate Note.................              %                         %                         %
----------------------------------------------------------------------------------------------------------------------
Total..................................              $                         $                         $
======================================================================================================================

(1) Plus accrued interest, if any, from June   , 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $       .
                            ------------------------
     The Notes are offered by the Underwriters, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of the Depositary, Cedel Bank and Euroclear on or
about June   , 1998.
                            ------------------------
                                % Notes due June   , 2008

MERRILL LYNCH & CO.                                   MORGAN STANLEY DEAN WITTER

ABN AMRO INCORPORATED      CHASE SECURITIES INC.      CREDIT SUISSE FIRST BOSTON
J.P. MORGAN & CO.  SOCIETE GENERALE SECURITIES CORPORATION  SALOMON SMITH BARNEY

                     Floating Rate Notes due June   , 2005

MERRILL LYNCH & CO.                                   MORGAN STANLEY DEAN WITTER

ABN AMRO INCORPORATED           BARCLAYS CAPITAL      CREDIT SUISSE FIRST BOSTON
DEUTSCHE BANK SECURITIES            PARIBAS                 SALOMON SMITH BARNEY

     The activities of the Underwriters in connection with this offering are led jointly by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. International.
                            ------------------------
            The date of this Prospectus Supplement is June   , 1998.

                                                     (continued from cover page)

     Ownership of the Notes will be maintained in book-entry form by or through the Depositary (as hereinafter defined). Interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants, including U.S. Depositaries for Cedel Bank and Euroclear (each, as hereinafter defined). Beneficial owners of the Notes will not have the right to receive registered physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds so long as the Notes are maintained in book-entry form. Beneficial interests in the Notes may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof.

     The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See "Underwriting."

     Application has been made to list the Notes on the Luxembourg Stock
Exchange.
                            ------------------------

     This Prospectus Supplement and the accompanying Prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the Company. The Company accepts responsibility for the information contained in this Prospectus Supplement and the accompanying Prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein or in the Prospectus misleading in any material respect.

     The Representatives (as defined herein) may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Such transactions may include stabilizing, purchasing Notes to cover syndicate short positions and the imposition of penalty bids. For a description of these activities see "Underwriting".

     The distribution of this Prospectus Supplement and Prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus Supplement and the Prospectus come should inform themselves about and observe any such restrictions. This Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting."

     No underwriter, dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement or the Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriters. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

     References herein to "$" and "dollars" are to the currency of the United States.

                             AVAILABLE INFORMATION

     HFC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 14th Floor, Seven World Trade Center, Suite 1300, New York, New York 10048, or through the Web site maintained by the Commission at (http//www.sec.gov). Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, certain debt securities of HFC are listed on the New York Stock Exchange, and reports and other material concerning HFC can be inspected at the offices of such Exchange at 20 Broad Street, New York, New York 10005. Although HFC is not required to send an annual report to its security holders, HFC will, upon request, send to any Holder of a Note a copy of its latest Annual Report on Form 10-K, as filed with the Commission, which contains financial information that has been examined and reported upon, with an opinion expressed, by independent certified public accountants.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission (File No. 1-75) pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus:

          (a) HFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (b) HFC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

          (c) HFC's Current Reports on Form 8-K dated February 12, 1998, April 7, 1998 and June 2, 1998.

     All documents filed by HFC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     HFC WILL PROVIDE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO:

                              HOUSEHOLD FINANCE CORPORATION
                              2700 SANDERS ROAD
                              PROSPECT HEIGHTS, ILLINOIS 60070
                              ATTENTION: OFFICE OF THE SECRETARY
                              TELEPHONE: 847-564-5000

                         HOUSEHOLD FINANCE CORPORATION

     HFC was incorporated in Delaware in 1925, as successor to an enterprise which traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone 847-564-5000). HFC is a subsidiary of Household International, Inc.

     HFC and its subsidiaries offer a diversified range of financial services. The principal product of HFC's consumer financial services business is the making of cash loans, including home equity loans secured by first and second mortgages, auto finance loans and unsecured credit advances (including revolving and closed-end personal loans) to middle-income consumers in the United States. Loans are made through branch lending offices and through direct marketing efforts. HFC also seeks to acquire portfolios of open-end and closed-end, secured and unsecured loans.

     HFC, through banking subsidiaries, offers both VISA* and MasterCard* credit cards to residents throughout the United States.

     Household Retail Services is the revolving credit card merchant participation business of HFC. This business provides sales financing for consumer goods and purchases and originates and services merchants' private label revolving charge accounts.

     Where applicable laws permit, HFC offers customers credit life and credit accident, health and disability insurance to its customers. Such insurance is generally written directly by, or reinsured with, one of HFC's insurance affiliates.

                              RECENT DEVELOPMENTS

     On April 7, 1998, Household International, Inc., the parent of the Company, announced that it had reached a merger agreement with Beneficial Corporation ("Beneficial") under which Beneficial will become a wholly-owned subsidiary of Household International, Inc. It is expected that following the merger the common stock of Beneficial and substantially all the consolidated assets of Beneficial will be contributed to HFC. Additional information concerning the merger, including financial statements of Beneficial and pro forma financial information, is included in the Company's Form 8-K dated June 2, 1998, which is incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                USE OF PROCEEDS

     HFC will apply the net proceeds from the sale of the Notes to its general funds to be used in its financial services business, including the funding of investments in, or extensions of credit to, affiliates of HFC. Pending such applications, the net proceeds will be used initially to reduce outstanding commercial paper of HFC. The proceeds of such commercial paper are used in connection with HFC's financial services business.

---------------

* VISA and MasterCard are registered trademarks of VISA USA, Inc. and MasterCard International Incorporated, respectively.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for HFC and subsidiaries for the periods indicated below was as follows:

                                           THREE MONTHS
                                              ENDED
                                            MARCH 31,            YEAR ENDED DECEMBER 31,
                                           ------------    ------------------------------------
                                           1998    1997    1997    1996    1995    1994    1993
                                           ----    ----    ----    ----    ----    ----    ----
HFC and subsidiaries -- calculated on
  income from continuing operations......  1.73    1.56    1.76    1.59    1.50    1.54    1.61

     For purposes of calculating the ratio, earnings consist of income from continuing operations to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximate portion representing interest).

                             CAPITALIZATION OF HFC

     The following table sets forth the unaudited consolidated capitalization of HFC at March 31, 1998. The table should be read in conjunction with HFC's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference". All amounts are stated in millions of U.S. dollars.

                                                               MARCH 31,
                                                                 1998
                                                              -----------
                                                              (UNAUDITED)
Commercial paper, bank and other borrowings.................   $ 5,966.4
Senior and senior subordinated debt (with original
  maturities over one year).................................    13,456.0
                                                               ---------
Total debt..................................................    19,422.4
                                                               ---------
Common shareholder's equity:
  Common stock and additional paid-in capital...............     2,256.3
  Retained earnings.........................................     2,042.4
  Foreign currency translation adjustments..................        (8.2)
  Unrealized gain on investments, net.......................         7.5
                                                               ---------
  Total common shareholder's equity.........................     4,298.0
                                                               ---------
Total capitalization........................................   $23,720.4
                                                               =========

     Since March 31, 1998 there has been no material change in the consolidated capitalization of HFC.

                     SELECTED FINANCIAL INFORMATION OF HFC

     The financial information which is set forth below as of and for the two years ended December 31, 1997 has been derived from the consolidated financial statements and notes thereto of HFC and its subsidiaries which have been audited by Arthur Andersen LLP, independent certified public accountants. The financial information which is set forth below as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are unaudited and should be read in conjunction with HFC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, which is incorporated by reference herein. Operating results for the three months ended March 31, 1998 should not be considered indicative of the results for any future quarters or the year ending December 31, 1998. All consolidated financial information of HFC and its subsidiaries presented below is qualified in its entirety by the detailed information and financial statements included in the documents referred to under "Incorporation of Certain Documents by Reference". All amounts are stated in millions of U.S. dollars.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                         THREE MONTHS           YEAR ENDED
                                                       ENDED MARCH 31,         DECEMBER 31,
                                                       ----------------    --------------------
                                                        1998      1997       1997        1996
                                                       ------    ------    --------    --------
                                                         (UNAUDITED)
Finance income.......................................  $573.4    $501.6    $2,131.3    $1,927.9
Other interest income................................     5.7       5.0        22.1        35.9
Interest expense.....................................   276.6     233.2       998.5       911.1
                                                       ------    ------    --------    --------
Net interest margin..................................   302.5     273.4     1,154.9     1,052.7
Provision for credit losses on owned receivables.....   208.8     233.5       801.1       522.8
                                                       ------    ------    --------    --------
Net interest margin after provision for credit
  losses.............................................    93.7      39.9       353.8       529.9
                                                       ------    ------    --------    --------
Securitization income................................   281.8     228.8       994.2       720.1
Insurance revenues...................................    46.4      41.9       175.1       167.9
Investment income....................................    26.9      25.3       109.0       145.2
Fee income...........................................    78.0      54.7       335.7       178.4
Other income.........................................    13.6      69.3       144.1        69.8
                                                       ------    ------    --------    --------
Total other revenues.................................   446.7     420.0     1,758.1     1,281.4
                                                       ------    ------    --------    --------
Salaries and fringe benefits.........................   123.5     107.6       479.5       392.8
Other operating expenses.............................   126.9     138.5       537.8       543.8
Amortization of acquired intangibles and goodwill....    41.2      33.1       143.4       121.1
Policyholders' benefits..............................    41.6      42.1       165.5       204.0
                                                       ------    ------    --------    --------
Total costs and expenses.............................   333.2     321.3     1,326.2     1,261.7
                                                       ------    ------    --------    --------
Income before income taxes...........................   207.2     138.6       785.7       549.6
Income taxes.........................................    70.2      49.5       272.3       180.6
                                                       ------    ------    --------    --------
Net income...........................................  $137.0    $ 89.1    $  513.4    $  369.0
                                                       ======    ======    ========    ========

                          CONSOLIDATED BALANCE SHEETS

                                                            MARCH 31,        AT DECEMBER 31,
                                                           -----------    ----------------------
                                                              1998          1997         1996
                                                           -----------    ---------    ---------
                                                           (UNAUDITED)
ASSETS
Cash.....................................................   $   369.3     $   291.4    $   228.5
Investment securities....................................     1,673.5       1,723.8      1,720.0
Receivables, net.........................................    19,804.3      17,677.8     16,391.7
Advances to parent company and affiliates................        67.5          10.5           --
Acquired intangibles and goodwill, net...................     1,877.4       1,734.2        938.2
Properties and equipment, net............................       204.4         235.5        268.7
Real estate owned........................................       113.0         102.3        112.1
Other assets.............................................     1,487.3       1,159.2        928.2
                                                            ---------     ---------    ---------
Total assets.............................................   $25,596.7     $22,934.7    $20,587.4
                                                            =========     =========    =========
LIABILITIES AND SHAREHOLDER'S EQUITY
Commercial paper, bank and other borrowings..............   $ 5,966.4     $ 4,962.0    $ 5,223.5
Senior and senior subordinated debt (with original
  maturities over one year)..............................    13,456.0      12,022.0     10,648.3
                                                            ---------     ---------    ---------
Total debt...............................................    19,422.4      16,984.0     15,871.8
Insurance policy and claim reserves......................       937.4       1,057.1      1,021.7
Borrowings from parent company and affiliates............          --            --          7.6
Other liabilities........................................       938.9         862.2        993.5
                                                            ---------     ---------    ---------
Total liabilities........................................    21,298.7      18,903.3     17,894.6
Preferred stock..........................................          --            --        100.0
Common shareholder's equity..............................     4,298.0       4,031.4      2,592.8
                                                            ---------     ---------    ---------
Total liabilities and shareholder's equity...............   $25,596.7     $22,934.7    $20,587.4
                                                            =========     =========    =========

                              DESCRIPTION OF NOTES

GENERAL

     The following description of the terms of the $               % Notes due
June   , 2008 (the "Fixed Rate Notes") and the $               Floating Rate
Notes due June      , 2005 (the "Floating Rate Notes" and, together with the
Fixed Rate Notes, the "Notes") offered hereby (referred to in the Prospectus as the "Offered Debt Securities") supplements, insofar as such description relates to the Notes, the description of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The Notes are part of the Debt Securities registered by the Company with the Securities and Exchange Commission to be issued on terms to be determined at the time of sale. The Fixed Rate Notes and the Floating Rate Notes are each to be issued as a separate series of Senior Debt Securities under an Indenture dated as of April 1, 1995 (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee, which is more fully described in the accompanying Prospectus under "Description of Debt Securities -- Senior Debt Securities".

     The Notes are not subject to redemption by the Company prior to maturity unless certain events occur involving U.S. taxation. See "Description of Notes -- Redemption for Tax Reasons".

     The Notes will be issued in denominations of $1,000 and integral multiples
thereof. The Fixed Rate Notes will mature on June      , 2008. The Floating Rate
Notes will mature on June      , 2005.

     Any Notes issued in definitive form will be issued only in fully registered form, without coupons, in denominations of $1,000 and in integral multiples thereof, in the amount of each holder's registered holdings. Any Notes so issued will be registered in such names, and in such denominations, as the Depositary shall request. Such Notes may be presented for registration of transfer or exchange at the office of the Trustee in The City of New York and principal thereof and interest thereon will be payable at such office of the Trustee, provided that interest thereon may be paid by check mailed to the registered holders of the definitive Notes. In the event definitive Notes are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of Banque Internationale a Luxembourg or its successor as paying agent in Luxembourg with respect to the Notes.

     The Company has appointed Banque Internationale a Luxembourg as a paying agent in Luxembourg with respect to the Notes, and as long as the Notes are listed in the Luxembourg Stock Exchange, the Company will maintain a paying agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "Description of Notes -- Notices".

INTEREST ON FIXED RATE NOTES

     Interest on the Fixed Rate Notes at the rate of      % per annum will be
payable semiannually on June   and December   , beginning December   , 1998, to
the persons in whose names the Fixed Rate Notes are registered at the close of
business on the             day of the preceding month, except that interest
payable at maturity shall be paid to the same persons to whom principal of the Notes is payable. In the event any principal of or interest on the Fixed Rate Notes is due on a day other than a Business Day (as defined below), the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after the date such principal or interest is due, as the case may be. "Business Day" with respect to any place of payment means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment are authorized or obligated by law or executive order to close. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

INTEREST ON FLOATING RATE NOTES

     Interest Payment Dates.  Interest on the Floating Rate Notes will be
payable quarterly on each March   , June   , September   and December   ,
commencing             , 1998 (each a "Floating Rate Interest Payment Date").
Interest payable on each Floating Rate Interest Payment Date will include
interest accrued from and including June   , 1998 or from and including the most
recent Floating Rate Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Floating Rate Interest Payment Date. Interest payable prior to maturity will be payable to the persons in whose name the

Floating Rate Notes are registered at the close of business on the calendar day preceding a Floating Rate Interest Payment Date. The interest payment at maturity will include interest accrued to but excluding the maturity date of the Floating Rate Notes and will be payable to the person to whom principal is payable. If a Floating Rate Interest Payment Date is not a Business Day, such Floating Rate Interest Payment Date shall be postponed to the next succeeding Business Day unless such day falls in the next calendar month, in which case such Floating Rate Interest Payment Date shall be the immediately preceeding day that is a Business Day.

     "Floating Rate Interest Period" shall mean the period beginning on and
including June   , 1998 to but excluding the first Floating Rate Interest
Payment Date and each successive period from and including a Floating Rate Interest Payment Date to but excluding the next Floating Rate Interest Payment Date. Interest shall be computed on the basis of the actual number of days in the applicable Floating Rate Interest Period divided by 360.

     "Interest Reset Date" means the first day of any Floating Rate Interest Period.

     The "Spread" for each Floating Rate Interest Period will be      %.

     Interest Rate. The per annum rate of interest for each Floating Rate Interest Period will be (i) LIBOR (as defined herein) on the second London Business Day preceding the Interest Reset Date for such Floating Rate Interest Period (the "Interest Determination Date") plus (ii) the Spread. "LIBOR" for each Floating Rate Interest Period will be determined by the Company in accordance with the following provisions:

          (i) On each Interest Determination Date, the Company will ascertain the offered rate for three-month deposits in U.S. dollars in the London interbank market, which appears on the Telerate Page 3750 as of 11:00 a.m. (London time) on such Interest Determination Date.

          (ii) If such rate does not appear on the Telerate Page 3750, or the Telerate Page 3750 is unavailable, the Company will request four major banks in the London interbank market (the "Reference Banks") to provide the Company with their offered quotation (expressed as a rate per annum) for three-month deposits in U.S. dollars to leading banks in the London interbank market, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time, at approximately 11:00 a.m. (London time) on the Interest Determination Date. If at least two such quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of such quotations.

          (iii) If less than two of the Reference Banks provide the Company with such offered quotations, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York selected by the Company at approximately 11:00 a.m., New York City time, on that Interest Determination Date for three-month loans in U.S. dollars to leading European banks, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Company are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

     "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "Telerate Page 3750" means the display designated as page "3750" on Dow Jones Markets Limited (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

DEPOSITARY

     Upon issuance, all Fixed Rate Notes will be represented by one or more fully registered global notes ("Global Notes") and all Floating Rate Notes will be represented by one or more fully registered Global Notes. Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company or any successor thereto ("DTC" or the "Depositary"), as Depositary, and registered in the name of Cede & Co.

(DTC's partnership nominee). Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. Investors may elect to hold interests in the Global Notes through either the Depositary (in the United States) or Cedel Bank, societe anonyme ("Cedel Bank"), or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Cedel Bank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedel Bank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the
depositaries' names on the books of the Depositary.           will act as
depositary for Cedel Bank and           will act as depositary for Euroclear (in
such capacities, the "U.S. Depositaries").

     So long as the Depositary, or its nominee, is a registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, the actual owner of the Notes represented by a Global Note (the "Beneficial Owner") will not be entitled to have the Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 90 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Notes shall be exchangeable or (z) an Event of Default (as defined in the Prospectus) has occurred and is continuing with respect to the Notes, the Global Notes will be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Notes.

     The following is based on information furnished by DTC:

     DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered notes registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Notes will be issued for the Notes in the aggregate principal amount of such issue, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except as provided above.

     To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, Additional Amounts, if any, and/or interest payments on the Notes will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, Additional Amounts, if any, and/or interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

     DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Note certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Note certificates will be printed and delivered.

     Cedel Bank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedel Bank holds securities for its participating organizations ("Cedel Participants") and facilitates the clearance and settlement of securities transactions between Cedel Participants through electronic book-entry changes in accounts of Cedel Participants, thereby eliminating the need for physical movement of certificates. Cedel Bank provides to Cedel Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depositary, Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Cedel Bank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Participant either directly or indirectly.

     Distributions with respect to the Notes held beneficially through Cedel Bank will be credited to cash accounts of Cedel Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedel Bank.

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Cedel Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedel Bank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Cedel or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Cedel Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

     Because of time-zone differences, credits of Notes received in Cedel Bank or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Cedel Participants on such business day. Cash received in Cedel Bank or Euroclear as a result of sales of Notes by or through a Cedel Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Cedel Bank or Euroclear cash account only as of the business day following settlement in the Depositary.

     Although the Depositary, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depositary, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

NOTICES

     Notices to holders of the Notes will be sent by mail to the registered holders and will be published, whether the Notes are in global or definitive form, and so long as the Notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the Notes are listed on the Luxembourg Stock Exchange, any change in the Luxembourg Paying Agent and Transfer Agent will be published in Luxembourg in the manner set forth above.

FURTHER ISSUES

     The Company may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking pari passu with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes) and so that such further Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

PAYMENT OF ADDITIONAL AMOUNTS

     The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes, such additional amounts ("Additional Amounts") as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

          (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member of shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

             (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

             (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

             (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

             (d) being or having been a "10-percent shareholder" of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

             (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

          (2) to any holder that is not the sole beneficial owner of the Note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

          (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

          (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

          (8) in the case of any combination of items (1), (2), (3), (4), (5),
     (6) and (7).

     The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Notes -- Redemption for Tax Reasons", the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     As used under this heading "Payment of Additional Amounts" and under the headings "Description of Notes -- Redemption for Tax Reasons", "Certain United States Tax Documentation Requirements" and "United States Taxation of Non-United States Persons" the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a United States person. "Non-United States person" means a person who is not a United States person.

REDEMPTION FOR TAX REASONS

     If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus Supplement, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as described herein under the heading "Description of Notes -- Payment of Additional Amounts", then the Company may, at its option redeem, as a whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption.

              CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

     A beneficial owner of a Note will generally be subject to the withholding of United States federal income tax at rates up to 31% unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

     Exemption for Non-United States persons (IRS Form W-8). A beneficial owner of a Note that is a non-United States person (other than certain persons that are related to the Company through stock ownership as described in clauses (x)
(a) and (b) of Paragraph (i) under "United States Taxation of Non-United States Persons -- Income and Estate Tax") can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8 (Certificate of Foreign Status). Copies of IRS Form W-8 may be obtained from the Luxembourg listing agent.

     Exemption for Non-United States persons with effectively connected income (IRS Form 4224). A beneficial owner of a Note that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which interest income on a Note is effectively connected, can obtain an exemption from the withholding of tax by providing a properly completed IRS Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

     Exemption or reduced rate for Non-United States persons entitled to the benefits of a treaty (IRS Form 1001). A beneficial owner of a Note that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty) by providing a properly completed IRS Form 1001 (Ownership, Exemption or Reduced Rate Certificate).

     Exemption for United States Persons (IRS Form W-9). A beneficial owner of a Note that is a United States person can obtain a complete exemption from the withholding of tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

     United States federal income tax reporting procedure. A beneficial owner of a Note, or, in the case of IRS Forms 1001 and 4224, its agent, is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Note. For example, if the beneficial owner is listed directly on the books of Euroclear or Cedel Bank as the holder of the Note, the IRS Form must be provided to Euroclear or Cedel Bank, as the case may be. Each other person through which a Note is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Note, until the IRS Form is received by the United States person who would otherwise be required to withhold United States federal income tax from interest on the Note. For example, in the case of Notes held through Euroclear or Cedel Bank, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x)(c)(B) of paragraph (i) under "United States Taxation of Non-United States Persons -- Income and Estate Tax", if a beneficial owner of the Note provides an IRS Form W-8 to a securities clearing organization, bank or other financial institution that holds the Note on its behalf.

     Regulations recently issued by the IRS, which are currently proposed to become effective for payments made after December 31, 1999, make certain modifications to the certification procedures applicable to non-United States persons. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

     EACH HOLDER OF A NOTE SHOULD BE AWARE THAT IF IT DOES NOT PROPERLY PROVIDE THE REQUIRED IRS FORM, OR IF THE IRS FORM (OR, IF PERMISSIBLE, A COPY OF SUCH
FORM) IS NOT PROPERLY TRANSMITTED TO AND RECEIVED BY THE UNITED STATES PERSON OTHERWISE REQUIRED TO WITHHOLD UNITED STATES FEDERAL INCOME TAX, INTEREST ON THE NOTE MAY BE SUBJECT TO WITHHOLDING AND THE HOLDER (INCLUDING THE BENEFICIAL OWNER) WILL NOT BE ENTITLED TO ANY ADDITIONAL AMOUNTS FROM THE COMPANY DESCRIBED UNDER THE HEADING "DESCRIPTION OF NOTES -- PAYMENT OF ADDITIONAL AMOUNTS" WITH RESPECT TO SUCH WITHHOLDING. SUCH WITHHOLDING, HOWEVER, MAY IN CERTAIN CIRCUMSTANCES BE ALLOWED AS A REFUND OR AS A CREDIT AGAINST SUCH HOLDER'S UNITED STATES FEDERAL INCOME TAX. THE FOREGOING DOES NOT DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAX WITHHOLDING THAT MAY BE RELEVANT TO NON-UNITED STATES HOLDERS OF THE NOTES. INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR SPECIFIC ADVICE CONCERNING THE OWNERSHIP AND DISPOSITION OF NOTES.

              UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

INCOME AND ESTATE TAX

     In the opinion of Sidley & Austin, special tax counsel to the Company, under United States federal tax law as of the date of this Prospectus Supplement, and subject to the discussion of backup withholding below:

          (i) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to the withholding of United States federal income tax; provided, that in the case of interest, (x)(a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or
     (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from the withholding of United States federal income tax and the beneficial owner of the Note or such owner's agent provides an IRS Form 1001 claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides an IRS Form 4224; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

          (ii) a non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

          (iii) a Note owned by an Individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the Note would not have been effectively connected with a U.S. trade or business of the individual.

     Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a holder of a Note who is a non-United States person, although exempt from the withholding of United States income tax, may be subject to United States income tax as if such interest was earned by a United States person.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments of principal and interest made on a Note and the proceeds of the sale of a Note within the United States to non-corporate holders of the Notes, and "backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.

     Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by the Company or a paying agent to a non-United States person on a Note if, in the case of interest, the IRS Form described in clause
(y) or (z) in paragraph (i) under "Income and Estate Tax" has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x)(c) in paragraph (i) under "Income and Estate Tax" and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

     Payments of the proceeds from the sale of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

     Regulations recently issued by the IRS, which are currently proposed to become effective for payments made after December 31, 1999, make certain modifications to the certification procedures applicable to non-United States persons. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

     Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

     Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. International Limited are acting as representatives (the "Representatives"), have each severally agreed, subject to the terms and conditions of the Underwriting
Agreement dated                     and a Pricing Agreement dated           ,
1998 to purchase from the Company the principal amount of Fixed Rate Notes and Floating Rate Notes, respectively, set forth opposite their respective names. The Underwriters for the Fixed Rate Notes and the Underwriters for the Floating Rate Notes are committed to purchase all of the Fixed Rate Notes and the Floating Rate Notes, respectively, if any of such Notes are purchased.

                                                              PRINCIPAL AMOUNT
                                                               OF FIXED RATE
                                                                   NOTES
                        UNDERWRITERS                          ----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................  $
Morgan Stanley & Co. International Limited..................
ABN AMRO Incorporated.......................................
Chase Securities Inc........................................
Credit Suisse First Boston Corporation......................
J.P. Morgan Securities Inc..................................
Societe Generale Securities Corporation.....................
Salomon Brothers Inc........................................
                                                              ----------------
             Total..........................................  $
                                                              ================

                                                              PRINCIPAL AMOUNT
                                                              OF FLOATING RATE
                                                                   NOTES
                        UNDERWRITERS                          ----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................   $
Morgan Stanley & Co. International Limited..................
ABN AMRO Incorporated.......................................
Barclays de Zoete Wedd Limited..............................
Credit Suisse First Boston Corporation......................
Deutsche Bank Securities Inc................................
Paribas.....................................................
Salomon Brothers Inc........................................
                                                               -------------
             Total..........................................   $
                                                               =============

     The Representatives have advised the Company that they propose initially to offer all or part of the Fixed Rate Notes and Floating Rate Notes directly to the public at the respective offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at such prices less a concession
not in excess of   % of the principal amount of the Fixed Rate Notes and   % of
the principal amount of the Floating Rate Notes. The Underwriters for the Fixed Rate Notes and the Underwriters for the Floating Rate Notes may allow, and such
dealers may reallow, a discount not in excess of   % of the principal amount of
the Fixed Rate Notes and   % of the principal amount of the Floating Rate Notes,
respectively, to certain other dealers. After the initial public offering, the public offering price and concession may be changed.

     Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company.

     The Representatives are permitted to engage in certain transactions that stabilize the prices of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the prices of the Notes.

     If the Underwriters create a short position in the Fixed Rate Notes or Floating Rate Notes in connection with the offering, i.e., if they sell more Fixed Rate Notes or Floating Rate Notes than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing such Notes in the open market.

     The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters for the Fixed Rate Notes or the Underwriters for the Floating Rate Notes purchase Fixed Rate Notes or Floating Rate Notes, respectively, in the open market to reduce such Underwriters' short position or to stabilize the price of such Notes, they may reclaim the amount of the selling concession from such Underwriters and selling group members who sold those Notes as part of the offering.

     In general, the purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company not the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Fixed Rate Notes or the Floating Rate Notes. In addition, neither the Company nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

     Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the Underwriting Agreement.

     In particular, each Underwriter has represented and agreed that:

          (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

          (ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on;

          (iii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom;

          (iv) it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

          (v) it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the Notes and that it will comply with the Securities Selling Prospectus Act (the "Act") of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgesetz). In particular, each Underwriter has undertaken not to engage in public offering (offentliche Anbieten) in the Federal Republic of Germany with respect to any Notes otherwise than in accordance with the Act and any other act replacing or supplementing the Act and all other applicable laws and regulations; and

          (vi) the Notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France the Prospectus Supplement, the Prospectus or any other offering material relating to the Notes.

     Although application has been made to list the Fixed Rate Notes and the Floating Rate Notes on the Luxembourg Stock Exchange, each of the Fixed Rate Notes and the Floating Rate Notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the Notes. Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof. The Company has been advised by the Underwriters for the Fixed Rate Notes and the Underwriters for the Floating Rate Notes that they intend to make a market in the Fixed Rate Notes and the Floating Rate Notes, respectively, but they are not obligated to do so and may discontinue such market-making at any time without notice.

     It is expected that delivery of the Notes will be made against payment
therefor on or about June   , 1998, which is the      business day following the
date of this Prospectus Supplement (such settlement cycle being herein referred to as "T+ "). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes effected on the date of pricing and the succeeding business days may be affected by the T+ settlement.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws or an offering memorandum (ii) where required by law, that such purchaser is purchasing as principal and not as agent, (iii) if in Quebec, such purchaser shall be deemed to have agreed that all documents relating to such purchase be in English only, and (iv) such purchaser has reviewed the terms above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

     All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada on the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR No. 95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

                                 LEGAL OPINIONS

     The legality of the Notes will be passed upon for HFC by John W. Blenke, Vice President -- Corporate Law and Assistant Secretary for Household International, Inc., the parent of HFC. Sidley & Austin, Chicago, Illinois has acted as special tax counsel to HFC in connection with tax matters related to the issuance of the Notes. Certain legal matters will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International, Inc. and owns, and holds options to purchase, shares of Common Stock of Household International, Inc.

                                    EXPERTS

     The consolidated financial statements and schedules of HFC and its subsidiaries incorporated by reference in this Prospectus Supplement, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Beneficial incorporated in this Prospectus Supplement by reference from HFC's Current Report on Form 8-K filed on June 2, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              GENERAL INFORMATION

     Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the Notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this Prospectus Supplement, the accompanying Prospectus, the Indenture and the Company's current Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K, as well as all such future Reports, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Banque International a Luxembourg, in Luxembourg. Banque International a Luxembourg will act as intermediary between the Luxembourg Stock Exchange and the Company and the holders of the Notes. In addition, copies of the above Reports of the Company may be obtained free of charge at such office.

     Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of the Company since March 31, 1998.

     The Independent Accountants of the Company are Arthur Andersen LLP, Chicago, Illinois.

     Other than as disclosed or contemplated in the documents incorporated herein by reference, neither the Company nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes and the Company is not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

     Resolutions relating to the issue and sale of the Notes were adopted by the
Board of Directors of the Company on June   , 1998.

     The Notes, the Indenture and the Underwriting Agreement are governed by, and shall be construed in accordance with, the laws of the State of Illinois, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

     The Fixed Rate Notes and the Floating Rate Notes have been assigned
Euroclear and Cedel Common Code Nos.       and       , respectively,
International Security Identification Numbers (ISIN)       and       ,
respectively and CUSIP Nos.       and       , respectively.

                         HOUSEHOLD FINANCE CORPORATION

                                DEBT SECURITIES
                                      AND
                      WARRANTS TO PURCHASE DEBT SECURITIES

     Household Finance ("HFC" or the "Company") from time to time may offer one or more series of its debt securities ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities (the Debt Securities and Warrants being hereinafter collectively called "Securities") having an aggregate initial offering price of up to $3,000,000,000, or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit. The Debt Securities will be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Debt Securities and Warrants may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal of and any interest on the Debt Securities may be payable in U.S. dollars, foreign currencies or foreign currency units. The specific designation and classification as senior or senior subordinated debt securities of HFC, aggregate principal amount, the currency or currency unit for which the Securities may be purchased, the currency or currency unit in which the principal and any interest is payable, the rate (or method of calculation) and time of payment of any interest, authorized denominations, maturity, offering price, any redemption terms or other specific terms of the Securities in respect of which this Prospectus is being delivered are set forth in one or more supplements to this Prospectus ("Prospectus Supplement"). With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the Prospectus Supplement sets forth a description of the Debt Securities for which each Warrant is exercisable and the offering price, if any, exercise price, duration, detachability and other terms of the Warrants.

     HFC may sell Securities through underwriting syndicates led by one or more managing underwriters or through one or more underwriting firms acting alone, to or through dealers, acting as principals for their own account or as agents, and also may sell Securities directly to other purchasers. See "Plan of Distribution". The names of any underwriters or agents involved in the sale of the Securities in respect to which this Prospectus is being delivered and their compensation are set forth in the Prospectus Supplement.

                           -------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                           -------------------------

               THE DATE OF THIS PROSPECTUS IS DECEMBER 21, 1995.

                             AVAILABLE INFORMATION

     HFC is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, certain debt securities of HFC are listed on the New York Stock Exchange, and reports and other material concerning HFC can be inspected at the offices of such Exchange at 20 Broad Street, New York, New York 10005. Although HFC is not required to send an annual report to its security holders, HFC will, upon request, send to any security holder a copy of its latest Annual Report on Form 10-K, as filed with the Commission, which contains financial information that has been examined and reported upon, with an opinion expressed, by independent certified public accountants.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission (File No. 1-75) pursuant to the Securities Exchange Act of 1934 and are incorporated herein by reference and made a part of this Prospectus:

          (a) HFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

          (b) HFC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

          (c) HFC's Current Reports on Form 8-K dated February 21, 1995, August 9, 1995 and October 1, 1995.

     All documents filed by HFC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     HFC WILL PROVIDE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO:

                                HOUSEHOLD FINANCE CORPORATION
                                2700 SANDERS ROAD
                                PROSPECT HEIGHTS, ILLINOIS 60070
                                ATTENTION: OFFICE OF THE SECRETARY
                                TELEPHONE: 708-564-5000

                         HOUSEHOLD FINANCE CORPORATION

     HFC was incorporated in Delaware in 1925, as successor to an enterprise which traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone 708-564-5000). HFC is a subsidiary of Household International, Inc. ("Household International" or the "parent company").

     HFC and its subsidiaries offer a diversified range of financial services. The principal product of HFC's consumer financial services business is the making of cash loans, including home equity loans secured by first and second mortgages and unsecured credit advances (including revolving and closed-end personal loans) to middle-income consumers in the United States. Loans are made through branch lending offices and through direct marketing efforts. HFC also seeks to acquire portfolios of open-end and closed-end, secured and unsecured loans.

     HFC, through banking subsidiaries, offers both VISA* and MasterCard* credit cards to residents throughout the United States.

     Household Retail Services is the revolving credit card merchant participation business of HFC. This business provides sales financing for consumer goods and purchases and originates and services merchants' private label revolving charge accounts.

     In conjunction with its consumer finance operations and where applicable laws permit, HFC makes available to customers credit life, credit accident and health, and household contents insurance.

     HFC, through its subsidiary, Household Commercial Financial Services, Inc., also is engaged in commercial finance, involving leveraged leases, privately-placed, limited-term preferred stocks and selected commercial financing of equipment or property.

                                USE OF PROCEEDS

     Unless otherwise indicated in the Prospectus Supplement, HFC will apply the net proceeds from the sale of the Securities to its general funds to be used in its financial services business, including the funding of investments in, or extensions of credit to, affiliates of HFC. Pending such applications, the net proceeds will be used initially to reduce outstanding commercial paper of HFC. The proceeds of such commercial paper are used in connection with HFC's financial services business.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for HFC and subsidiaries for the periods indicated below was as follows:

                                             NINE MONTHS
                                                ENDED
                                            SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                            --------------    ------------------------------------
                                            1995      1994    1994    1993    1992    199L    1990
                                            ----      ----    ----    ----    ----    ----    ----
HFC and subsidiaries -- calculated on
  income from continuing operations.....    1.44      1.58    1.54    1.61    1.49    1.20    1.32

     For purposes of calculating the ratio, earnings consist of income from continuing operations to which has been added income taxes and fixed charges of subsidiaries. Fixed charges consist of interest on all indebtedness and one-third rentals (approximate portion representing interest).

---------------

* VISA and MasterCard are registered trademarks of VISA USA, Inc. and MasterCard International

  Incorporated, respectively.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

GENERAL

     Offered Debt Securities will constitute either senior or senior subordinated unsecured debt of HFC and will be issued under one of the indentures specified elsewhere herein (the "Indentures"). The Indentures, or forms thereof, and the Standard Provisions (as defined herein) have been filed as exhibits to HFC's Registration Statement which registers the Securities with the Commission. The following summaries do not purport to be complete and, where particular provisions of an Indenture or the Standard Provisions are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

     The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

     Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in registered form without coupons, will be exchangeable for authorized denominations, and will be transferable at any time or from time to time. No charge will be made to the holder for any such exchange or registration of transfer except for any tax or governmental charge incident thereto. The Debt Securities of any series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary. See "Book-Entry System" below.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt
Securities: (1) the title of the Offered Debt Securities and whether such Offered Debt Securities will be senior or senior subordinated debt of HFC; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) HFC will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable;
(5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, and the Regular Record Dates for such Interest Payment Dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by HFC, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of HFC or of the holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued; (11) the securities exchange, if any, on which the Debt Securities will be listed; and (12) additional provisions, if any, with respect to the Offered Debt Securities.

     If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of

Debt Securities and such currencies or currency units will be set forth in a Prospectus Supplement relating thereto.

     Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. As used in the following summary of certain terms of the Debt Securities, the term "principal amount" means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Security.

BOOK-ENTRY SYSTEM

     If so indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, such Offered Debt Securities will be represented by one or more global securities (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. Except under circumstances described below, such Offered Debt Securities will not be issuable in definitive form.

     The Depositary has advised the Company and any underwriters, dealers or agents named in the applicable Prospectus Supplement as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance of the Global Security, the Depositary will credit on its book-entry registration and transfer system the accounts of participants with the respective principal amounts of the Offered Debt Securities represented by the Global Security. Ownership of beneficial interests in the Global Security will be limited to persons that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

     So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Offered Debt Securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have Offered Debt Securities represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Offered Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal and interest payments on Offered Debt Securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any paying agent or the registrar for the Offered Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Company expects that the Depositary for the Offered Debt Securities or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Offered Debt Securities in definitive form in exchange for the entire Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Offered Debt Securities represented by the Global Security and, in such event, will issue Offered Debt Securities in definitive form in exchange for the entire Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of Offered Debt Securities represented by the Global Security equal in principal amount to such beneficial interest and to have such Offered Debt Securities registered in its name. Offered Debt Securities so issued in definitive form will be issued as registered Offered Debt Securities in denominations of $1,000 and integral multiples thereof, unless otherwise specified by the Company.

SAME-DAY SETTLEMENT AND PAYMENT

     If so indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, settlement for such Offered Debt Securities will be made by the underwriters, dealers or agents in immediately available funds and all payments of principal and interest thereon will be made by the Company in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast Offered Debt Securities subject to settlement in immediately available funds will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Offered Debt Securities will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Offered Debt Securities.

SENIOR DEBT SECURITIES

     The trustees for the indentures under which Offered Debt Securities constituting senior debt of HFC (the "Senior Debt Securities") will be issued shall be either First Trust of Illinois, National Association (successor in interest to Bank of America Illinois, formerly known as Continental Bank, National Association), The Bank of New York (successor in interest to NationsBank of Tennessee), State Street Bank and Trust Company (successor in interest to The First National Bank of Boston), The First National Bank of Chicago, or such other entity which may be specified in the Prospectus Supplement (collectively, the "Senior Trustees"). Each particular series of Senior Debt Securities will be issued under the Indenture specified in the Prospectus Supplement between HFC and a Senior Trustee, which will incorporate the terms and provisions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities dated as of June 1, 1992 (the "Standard Provisions"). The above noted indentures are collectively called the "Indentures for Senior Debt Securities" herein. Senior Debt Securities will rank on a parity with all unsecured debt of HFC, and prior to all subordinated debt.

     Principal of and interest, if any, on Senior Debt Securities will be payable at the office or agency of HFC specified in the Prospectus Supplement, depending on the Senior Trustee; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

Covenant Against Creation of Pledges or Liens

     All Senior Debt Securities issued under the Indentures for Senior Debt Securities will be unsecured. HFC covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of its property, now owned or hereafter acquired, unless the Senior Debt Securities then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby for so long as such other indebtedness shall be so secured. The term "indebtedness for borrowed money" does not include any guarantee, cash deposit or other recourse obligation in connection with the sale, securitization or discount by HFC of finance or accounts receivables. trade acceptances. or other paper arising in the ordinary course of its business.

     The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price of property, shares of capital stock, or indebtedness acquired by HFC or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of HFC; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by HFC; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into HFC or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to HFC; (d) security interests to secure any indebtedness of HFC to a subsidiary; (e) security interests in property of HFC in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax-exempt municipal obligations; provided that such security interests are limited to the property so financed; (g) security interests existing on the date of execution of the applicable Indenture; and (b) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest; provided, further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

     Notwithstanding the foregoing, HFC may, without equally and ratably securing the Senior Debt Securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (b) above if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, HFC existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of HFC's Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by HFC of any property, which property has been or is to be sold or transferred by HFC to such person with the intention that such property be leased back to HFC, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as a liability on a consolidated balance sheet of HFC. The holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Standard Provisions -- Section 3.08)

Concerning the Trustees

     HFC maintains a banking relationship with each of the Senior Trustees or affiliates thereof and certain of the Senior Trustees are also trustees under other indentures of HFC under which outstanding senior or subordinated unsecured debt securities of HFC have been issued. The Senior Trustees or affiliates thereof may also have other financial relations with HFC and other corporations affiliated with HFC.

SENIOR SUBORDINATED DEBT SECURITIES

     Offered Debt Securities which will constitute senior subordinated unsecured debt of HFC (the "Senior Subordinated Debt Securities") will be issued under (i) an Indenture dated as of May 15, 1989, between HFC and BankAmerica National Trust Company, successor to BankAmerica Trust Company of New York, as Trustee, or (ii) an Indenture dated as of March 15, 1990, between HFC and Harris Trust and Savings Bank, as Trustee (the "Indentures for Senior Subordinated Debt Securities").

     Unless a different place is specified in the Prospectus Supplement, principal and interest, if any, on Senior Subordinated Debt Securities will be payable at the office or agency of HFC in New York, New York, with respect to the Indenture with BankAmerica National Trust Company; or in Chicago, Illinois, with respect to the Indenture with Harris Trust and Savings Bank; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

Subordination

     Senior Subordinated Debt Securities are subordinate and junior in right of payment to all indebtedness for borrowed money of HFC, whenever outstanding, which is not by its terms subordinate and junior to other indebtedness of HFC, such indebtedness of HFC to which the Senior Subordinated Debt Securities are subordinate and junior being hereinafter called "senior indebtedness." At September 30, 1995, the aggregate amount of the outstanding senior indebtedness of HFC was approximately $12.0 billion. HFC is not directly limited in its ability to issue additional senior indebtedness.

     In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to HFC or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of HFC, whether or not involving insolvency or bankruptcy, then the holders of senior indebtedness shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of principal or interest upon the Senior Subordinated Debt Securities, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred in the Indentures for Senior Subordinated Debt Securities upon the senior indebtedness and the holders thereof with respect to the subordinated indebtedness represented by the Senior Subordinated Debt Securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of senior indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Senior Subordinated Debt Securities, except securities which are subordinate and junior in right of payment to the payment of all senior indebtedness then outstanding.

     In the event that any Senior Subordinated Debt Security is declared or becomes due and payable before its expressed maturity because of the occurrence of a default under the Indentures for Senior Subordinated Debt Securities (under circumstances when the provisions of the foregoing paragraph shall not be applicable), the holders of the senior indebtedness outstanding at the time such Senior Subordinated Debt Security so becomes due and payable because of such occurrence of such default shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of the principal or interest upon the Senior Subordinated Debt Securities.

     Without limiting the foregoing, no payment of principal, premium or interest shall be made upon the Senior Subordinated Debt Securities during the continuance of any default in the making of any required payment under any sinking fund or analogous fund created for the benefit of any senior indebtedness or any other default in the payment of principal of, or interest on, any senior indebtedness then outstanding, whether by lapse of time, by declaration, by call or notice of prepayment or otherwise. (Indentures for Senior Subordinated Debt Securities -- Section 12.01)

Liens

     HFC will not create, assume, incur or suffer to exist any mortgage, pledge or other lien on any of the property or assets of HFC whether now owned or hereafter acquired for the purpose of securing any senior subordinated indebtedness or junior subordinated indebtedness, as defined. (Indentures for Senior Subordinated Debt Securities -- Section 3.08)

Concerning the Trustees

     BankAmerica National Trust Company and Harris Trust and Savings Bank are trustees under other indentures of HFC under which certain of HFC's outstanding senior subordinated debt securities have been issued. HFC maintains banking relationships with Harris Trust and Savings Bank and an affiliate of BankAmerica National Trust Company. These trustees, or affiliates thereof, also have other financial relations with HFC and other corporations affiliated with HFC.

SATISFACTION, DISCHARGE, AND DEFEASANCE OF THE INDENTURES AND DEBT SECURITIES

     If there is deposited irrevocably with the Trustee as trust funds for the benefit of the holders of Debt Securities of a particular series an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if HFC has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then HFC will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all of the obligations of HFC under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Standard Provisions, Indentures for Senior Subordinated Debt Securities -- Section 6.03)

     For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

MODIFICATION OF INDENTURES

     Each Indenture provides that the holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending, in any manner, provisions of the Indenture or of any supplemental indenture or modifying the rights of holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Standard Provisions, Indentures for Senior Subordinated Debt Securities -- Section 11.02)

     Each Indenture may be amended or supplemented without the consent of any holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Debt Securities and the Indenture by such corporation; (iii) to provide for uncertificated Debt Securities in addition to certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights of holders of Debt Securities or add additional Events of Default. (Standard Provisions, Indentures for Senior Subordinated Debt Securities -- Section 11.01)

SUCCESSOR ENTITY

     The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Standard Provisions, Indentures for Senior Subordinated Debt Securities -- Sections 10.01 and 10.02)

EVENTS OF DEFAULT

     Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. HFC is required to file with each Trustee annually a certificate as to the absence of certain defaults under the Indenture. (Standard Provisions, Indentures for Senior Subordinated Debt Securities -- Sections 7.01 and 3.05)

     If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of all the Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Standard Provisions, Indentures for Senior Subordinated Debt Securities --
Section 7.02)

     The holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default
(a) in the payment of principal of (or premium, if any) or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. (Standard Provisions, Indentures for Senior Subordinated Debt Securities -- Section 7.13)

     Each Indenture provides that the Trustee thereunder may withhold notice to holders of Debt Securities of any default, except in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment, if it considers it in the interest of holders of Debt Securities to do so. (Standard Provisions, Indentures for Senior Subordinated Debt Securities -- Section 8.02)

     Holders of Debt Securities may not enforce an Indenture except as provided therein. (Standard Provisions, Indentures for Senior Subordinated Debt Securities -- Section 7.07) Each Indenture provides that the holders of a majority in principal amount of the outstanding debt securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Standard Provisions, Indentures for Senior Subordinated Debt Securities -- Section 7.12) The Trustee will not be required to comply with any request or direction of holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Standard Provisions, Indentures for Senior Subordinated Debt Securities -- Section 8.03(e))

                            DESCRIPTION OF WARRANTS

     HFC may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between HFC and a bank or trust company, as warrant agent ("Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants ("Offered Warrants"). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants ("Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant certificates, respectively, including the definitions therein of certain terms.

GENERAL

     The Prospectus Supplement describes the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date ("Expiration Date") on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

     Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF WARRANTS

     Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

     Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, HFC will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

     HFC may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement sets forth the terms of the offering of the Offered Debt Securities and any Offered Warrants (collectively, the "Offered Securities"), including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to HFC from such sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If the Offered Securities are sold through underwriters, the Prospectus Supplement relating thereto describes the nature of the obligation of the underwriters to take and pay for the Offered Securities. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities are named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters are set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     The Offered Securities may be sold directly by HFC or through agents designated by HFC from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered is named, and any commissions payable by HFC to such agent are set forth, in the Prospectus Supplement relating thereto.

     Underwriters and agents who participate in the distribution of the Offered Securities may be entitled under agreements which may be entered into with HFC to indemnification by HFC against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

     If so indicated in the Prospectus Supplement, HFC will authorize underwriters, dealers or other persons acting as HFC's agents to solicit offers by certain institutions to purchase Offered Securities from HFC pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by HFC. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Securities are also being sold to underwriters, HFC shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

     There can be no assurance that a secondary market will be created for the Offered Securities or, if it is created, that it will continue.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Offered Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Offered Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

     HFC may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Offered Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which the Company is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Offered Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds) or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY OFFERED SECURITIES SHOULD CONSULT WITH ITS COUNSEL.

                        PRINCIPAL OFFICE OF THE COMPANY

                               2700 Sanders Road
                        Prospect Heights, Illinois 60070

                             TRUSTEE AND REGISTRAR

                       The First National Bank of Chicago
                                Mail Suite 0126
                            One First National Plaza
                            Chicago, Illinois 60670

                     LUXEMBOURG PAYING AGENT/TRANSFER AGENT

                             Banque Internationale
                          a Luxembourg societe anonyme
                                69, route d'Esch
                               L-2953 Luxembourg

                                 LISTING AGENT

                             Banque Internationale
                          a Luxembourg societe anonyme
                                69, route d'Esch
                               L-2953 Luxembourg

                                 LEGAL ADVISERS

                To the Company                              To the Underwriters
           as to United States Law                        as to United States Law
             John W. Blenke, Esq.                         McDermott, Will & Emery
              2700 Sanders Road                             227 W. Monroe Street
       Prospect Heights, Illinois 60070                   Chicago, Illinois 60606

                                 To the Company
                          as to United States Tax Law
                                Sidley & Austin
                            One First National Plaza
                            Chicago, Illinois 60603

                            AUDITORS TO THE COMPANY

                              Arthur Andersen LLP
                             33 West Monroe Street
                            Chicago, Illinois 60603

======================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OR AN OFFER TO BUY, ANY OF THE NOTES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.
                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
              PROSPECTUS SUPPLEMENT
Available Information......................   S-3
Incorporation of Certain Documents by
  Reference................................   S-3
Household Finance Corporation..............   S-4
Recent Developments........................   S-4
Use of Proceeds............................   S-4
Ratio of Earnings to Fixed Charges.........   S-5
Capitalization of HFC......................   S-5
Selected Financial Information of HFC......   S-6
Description of Notes.......................   S-8
Certain United States Tax Documentation
  Requirements.............................  S-15
United States Taxation of Non-United States
  Persons..................................  S-16
Underwriting...............................  S-19
Notice to Canadian Residents...............  S-21
Legal Opinions.............................  S-22
Experts....................................  S-22
General Information........................  S-22
                   PROSPECTUS
Available Information......................     2
Incorporation of Certain Documents by
  Reference................................     2
Household Finance Corporation..............     3
Use of Proceeds............................     3
Ratio of Earnings to Fixed Charges.........     3
Description of Debt Securities.............     4
Description of Warrants....................    11
Plan of Distribution.......................    12
ERISA Matters..............................    13

======================================================
======================================================

                                 $1,000,000,000

                                   HOUSEHOLD
                                    FINANCE
                                  CORPORATION

                             $
                                    % NOTES
                               DUE JUNE    , 2008

                             $
                              FLOATING RATE NOTES
                               DUE JUNE    , 2005
                      -----------------------------------

                             PROSPECTUS SUPPLEMENT

                      -----------------------------------

                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                                 JUNE   , 1998

======================================================